                                                            EXHIBIT 21.1

                    SUBSIDIARIES OF THE REGISTRANT

1.  CCI Group, Inc., a corporation organized under the laws of Missouri.

2. POSNET Computers, Inc., a corporation organized under the laws of California.

3. Javelin Systems (Europe) Limited, a corporation organized under the laws of England.

4. Javelin Systems International Pte Ltd., a corporation organized under the laws of Singapore.

5. Aspact IT Services (Singapore) Pte Ltd., a corporation organized under the laws of Singapore, and a wholly-owned subsidiary of Javelin Systems International Pte Ltd.

6. Javelin Systems Australia Pty Limited, a corporation organized under the laws of Australia.